As filed with the Securities and Exchange Commission on September 26, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Applied Genetic Technologies Corporation

(Exact name of registrant as specified in its charter)

Delaware	59-3553710
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

14193 NW 119th Terrace

Suite 10

Alachua, Florida 32615

(Address of principal executive offices)

Applied Genetic Technologies Corporation 2013 Equity and Incentive Plan

(Full title of the plan(s))

Susan B. Washer

President and Chief Executive Officer

Applied Genetic Technologies Corporation

11801 Research Drive, Suite D

Alachua, Florida 32615

(Name and address of agent for service)

(386) 462-2204

(Telephone number, including area code, of agent for service)

Copies to:

Stacie S. Aarestad, Esq. Hemmie Chang, Esq. Foley Hoag LLP 155 Seaport Boulevard Boston, Massachusetts 02210 Telephone: (617) 832-1000 Telecopy: (617) 832-7000	Brian Krex General Counsel Applied Genetic Technologies Corporation One Kendall Square, 1400W Cambridge, MA 02139

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value	247,360(3)	$3.49	$863,286.40	$104.63
Common Stock, $0.001 par value	721,918(4)	$3.49	$2,519,493.82	$305.36
Common Stock, $0.001 par value	723,511(5)	$3.49	$2,525,053.39	$306.04
Common Stock, $0.001 par value	725,057(6)	$3.49	$2,530,448.93	$306.69
Common Stock, $0.001 par value	728,294(7)	$3.49	$2,541,746.06	$308.06
Total:	3,146,140		$10,980,028.60	$1,330.78

1.

Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of the registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the registrant’s outstanding shares of common stock.

2.

The proposed maximum offering price per share has been estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee with respect to shares reserved for future issuance based on the average of the high and low price of the registrant’s common stock as quoted on the Nasdaq Global Market on September 23, 2019.

3.

Represents 247,360 shares of the registrant’s common stock issuable under the Applied Genetic Technologies Corporation 2013 Equity and Incentive Plan (the “2013 Plan”) as the result of an automatic annual increase on July 1, 2015.

4.	Represents 721,918 shares of the registrant’s common stock issuable under the 2013 Plan as the result of an automatic annual increase on July 1, 2016.

5.	Represents 723,511 shares of the registrant’s common stock issuable under the 2013 Plan as the result of an automatic annual increase on July 1, 2017.

6.	Represents 725,057 shares of the registrant’s common stock issuable under the 2013 Plan as the result of an automatic annual increase on July 1, 2018.

7.	Represents 728,294 shares of the registrant’s common stock issuable under the 2013 Plan as the result of an automatic annual increase on July 1, 2019.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Explanatory Note Pursuant to General Instruction E of Form S-8

This Registration Statement registers additional securities of the same class as other securities for which a Registration Statement filed on Form S-8 relating to our 2013 Plan is already effective. Pursuant to Instruction E to Form S-8, we incorporate by reference into this Registration Statement the contents of the Registration Statement we filed on Form S-8 (File No. 333-198979) with the Securities and Exchange Commission on September 26, 2014, in its entirety and including exhibits thereto, relating to, among other things, the registration of 2,089,191 shares of our common stock, $0.001 par value per share, authorized for issuance under the 2013 Plan.

The number of shares of our common stock available for issuance under the 2013 Plan is subject to an automatic annual increase on each July 1st equal to the lesser of: (i) four percent (4%) of the number of shares of common stock issued and outstanding on the immediately preceding June 30th or (ii) such lesser number of shares of Stock as determined by the Compensation Committee. Accordingly, on July 1, 2015, July 1, 2016, July 1, 2017, July 1, 2018 and July 1, 2019, the number of shares of Common Stock reserved and available for issuance under the 2013 Plan increased by 247,360 shares, 721,918 shares, 723,511 shares, 725,057 shares and 728,294 shares, respectively.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

Exhibit number	Description

3.1	Fifth Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 1, 2014)

3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 1, 2014)

4.1	Specimen certificate evidencing shares of common stock (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (File No. 333-193309))

4.2	Applied Genetic Technologies Corporation 2013 Equity And Incentive Plan (incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement on Form S-1 (File No. 333-193309))

5.1	Opinion of Foley Hoag LLP. Filed herewith.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm. Filed herewith.

23.2	Consent of Foley Hoag LLP (included in Exhibit 5.1). Filed herewith.

24.1	Power of attorney (included on signature page of this Registration Statement). Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Alachua, Florida, as of September 26, 2019.

APPLIED GENETIC TECHNOLOGIES CORPORATION

By:	/s/ Susan B. Washer
Susan B. Washer
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Susan B. Washer and William A. Sullivan as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Susan B. Washer Susan B. Washer	Chief Executive Officer, President and Director (Principal Executive Officer)	September 26, 2019

/s/ William A. Sullivan William A. Sullivan	Chief Financial Officer (Principal Financial and Accounting Officer)	September 26, 2019

/s/ Scott Koenig Scott Koenig	Director	September 26, 2019

/s/ William Aliski William Aliski	Director	September 26, 2019

/s/ Ed Hurwitz Ed Hurwitz	Director	September 26, 2019

/s/ Ivana Magovcevic-Liebisch Ivana Magovcevic-Liebisch	Director	September 26, 2019

/s/ Anne VanLent Anne VanLent	Director	September 26, 2019

/s/ James Rosen James Rosen	Director	September 26, 2019